Exhibit 10.3

PROMISSORY NOTE SECURED BY DEED OF TRUST

$4,750,000.00	San Francisco, California

June 19, 2001

FOR VALUE RECEIVED, the undersigned REGAN HOLDING CORP, a California corporation (“Borrower”), promise(s) to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), at the Disbursement and Operations Center in El Segundo, California, or at such other place as may be designated in writing by Lender, the principal sum of Four Million Seven Hundred Fifty Thousand and 00/100ths Dollars ($4,750,000.00) or so much thereof as may from time to time be owing hereunder by reason of advances by Lender to or for the benefit or account of Borrower, with interest thereon, per annum, at one or more of the Effective Rates calculated in accordance with the terms and provisions of the Fixed Rate Agreement attached hereto as Exhibit A and a Fixed Rate Notice described on Exhibit B attached hereto (based on a 360-day year and charged on the basis of actual days elapsed). All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds.

Interest accrued on this note (“Note”) shall be due and payable on the first day of each month commencing with the first month after the date of this Note and continuing until the Maturity Date. Any prinicipal reduction amounts may not be reborrowed.

The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on December 19, 2001 (“Maturity Date”).

This Note is secured by, among other things, that certain Deed of Trust with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing (“Deed of Trust”) dated as of June 19, 2001, executed by Borrower, as trustor, to a trustee for the benefit of Lender.

If any payment required hereunder is not received by Lender (whether by direct debit or otherwise) on or before the fifteenth (15th) calendar day of the month in which it becomes due, Borrower shall pay, at Lender’s option, a late or collection charge equal to four percent (4%) of the amount of such unpaid payment.

If: (a) Borrower shall fail to pay when due any sums payable hereunder; or (b) a Default (as defined in the Deed of Trust) occurs under the Deed of Trust or under any obligation secured thereby; or (c) the property which is subject to the Deed of Trust, or any portion thereof or interest therein, is sold, transferred, mortgaged, assigned, encumbered or leased, whether voluntarily or involuntarily or by operation of law or otherwise, other than as expressly permitted by Lender in writing; THEN Lender may, at its sole option, declare all sums owing under this Note immediately due and payable; provided, however, that if any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.

If any attorney is engaged by Lender to enforce or defend any provision of this Note or the Deed of Trust, or as a consequence of any Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and all costs incurred by Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and costs had been added to the principal.

No previous waiver and no failure or delay by Lender in acting with respect to the terms of this Note or the Deed of Trust shall constitute a waiver of any breach, default, or failure of condition under this Note, the Deed of Trust or the obligations secured thereby. A waiver of any term of this Note, the Deed of Trust or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail.

If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder. Except as otherwise provided in any agreement executed in connection with this Note, Borrower waives: presentment; demand; notice of dishonor; notice of default or delinquency; notice of acceleration; notice of protest and nonpayment; notice of costs, expenses or losses and interest thereon; notice of late charges; and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

Time is of the essence with respect to every provision hereof. This Note shall be construed and enforced in accordance with the laws of the State of California, except to the extent that federal laws preempt the laws of the State of California, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any federal or state court within the State of California having proper venue and also consent to service of process by any means authorized by California or federal law.

All notices or other communications required or permitted to be given pursuant to this Note shall be given to the Borrower or Lender at the address and in the manner provided for in the Loan Agreement.

The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Lender in writing.

Exhibits A is attached hereto and incorporated herein by reference.

“BORROWER”

REGAN HOLDING CORP, a California corporation

By: /s/ H. Lynn Stafford

Title: Chief Information Officer

FIXED RATE AGREEMENT

Exhibit A to Promissory Note Secured by Deed of Trust (“Note”), dated
June 19, 2001, made by REGAN HOLDING CORP, a California corporation, as Borrower, to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender.

R E C I T A L S

Borrower has requested and Lender has agreed to provide a fixed rate as a basis for calculating the effective rate of interest on amounts owing under this Note. Borrower acknowledges the following: (i) it understands the process of determining the fixed rates as provided herein; (ii) amounts owing under this Note may bear interest at different rates and for different time periods; and (iii) absent the terms and conditions hereof, it would be extremely difficult to calculate Lender’s additional costs, expenses, and damages in the event of a Default or prepayment by Borrower hereunder. Given the above, Borrower agrees that the provisions herein (including, without limitation, the Fixed Rate Price Adjustment defined below) provide for a reasonable and fair method for Lender to recover its additional costs, expenses and damages in the event of a Default or prepayment by Borrower.

1RATES AND TERMS DEFINED.Various rates and terms not otherwise defined herein are defined and described as follows:

“Alternate Rate” is a rate of interest per annum five percent (5%) in excess of the applicable Effective Rate in effect from time to time.

“Applicable LIBO Rate” is the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), equal to the sum of: (a) Three and One-Half Percent (3.5000%) plus (b) the LIBO Rate, which rate is divided by one (1.00) minus the Reserve Percentage:

Applicable LIBO Rate = 3.5000% +	LIBO Rate

(1 - Reserve Percentage)

“Business Day(s)” means a day of the week (but not a Saturday, Sunday or holiday) on which the offices of Lender are open to the public for carrying on substantially all of Lender’s business functions.

“Fixed Rate” is the Applicable LIBO Rate as accepted by Borrower as an Effective Rate for a particular Fixed Rate Period and Fixed Rate Portion.

“Fixed Rate Commencement Date” means the date upon which the Fixed Rate Period commences.

“Fixed Rate Period” is the period beginning on and including the date on which Lender shall make the initial disbursement of Loan proceeds under the Loan Agreement in the amount sufficient to constitute a Fixed Rate Portion, and ending on the date which numerically corresponds to such date thirty (30) days thereafter, and each consecutive thirty (30) day period thereafter throughout the term of the Loan; provided that no Fixed Rate Period shall extend beyond the Maturity Date.

“Fixed Rate Portion” is the portion of the principal balance of this Note which is subject to a Fixed Rate, each of which is an amount: (a) equal to the unpaid principal balance of this Note; or (b) the current month’s principal disbursement which may constitute a separate Fixed Rate Portion until the maturity of the next maturing Fixed Rate Period applicable to the remaining outstanding principal hereunder.

“LIBO Rate” is the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), quoted by Lender as the London Inter-Bank Offered Rate for deposits in U.S. Dollars at approximately 9:00 a.m. California time, for a Fixed Rate Commencement Date or a Price Adjustment Date, as appropriate, for purposes of calculating effective rates of interest for loans or obligations making reference thereto for an amount approximately equal to a Fixed Rate Portion and for a period of time approximately equal to a Fixed Rate Period or the time remaining in a Fixed Rate Period after a Price Adjustment Date, as appropriate, but in no event shall the LIBO Rate be less than four percent (4.00%).

“Loan Agreement” is that certain Loan Agreement dated as of June 19, 2001 between Borrower and Lender.

“Loan Documents” are the documents defined as such in the Loan Agreement.

“Prime Rate” is a base rate of interest which Lender establishes from time to time and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Any change in an Effective Rate due to a change in the Prime Rate shall become effective on the day each such change is announced within Lender.

“Regulatory Costs” are, collectively, future, supplemental, emergency or other changes in Reserve Percentages, assessment rates imposed by the FDIC, or similar requirements or costs imposed by any domestic or foreign governmental authority and related in any manner to a Fixed Rate.

“Reserve Percentage” is at any time the percentage announced within Lender as the reserve percentage under Regulation D for loans and obligations making reference to an Applicable LIBO Rate for a Fixed Rate Period or time remaining in a Fixed Rate Period on a Price Adjustment Date, as appropriate. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Lender were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

“Taxes,” are, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to a Fixed Rate.

“Variable Rate” is a floating rate of interest of Two Percent (2.00%) per annum in excess of the Prime Rate.

2EFFECTIVE RATE.The “Effective Rate” upon which interest shall be calculated for this Note shall be one or more of the following:

2.1 The Effective Rate shall be (a) the Fixed Rate set in accordance with the provisions hereof, provided, however, if any of the transactions necessary for the calculation of interest at any Fixed Rate should be or become prohibited or unavailable to Lender, or, if in Lender’s good faith judgment, it is not possible or practical for Lender to set a Fixed Rate for the Fixed Rate Portion and Fixed Rate Period, the Effective Rate for such Fixed Rate Portion shall remain at or revert to the Variable Rate, or (b) the Variable Rate, if, on or before 9:00 a.m. California time on the Fixed Rate Commencement Date, Borrower requests Lender to convert the Fixed Rate Portion to the Variable Rate in anticipation of a full or partial repayment of the Loan.

2.2 During such time as a Default, breach or failure of condition exists under the Loan Agreement or any of the Loan Documents; or from and after the date on which all sums owing under this Note become due and payable by acceleration or otherwise; or from and after the date on which the property encumbered by the Deed of Trust or any portion thereof or interest therein, is sold, transferred, mortgaged, assigned, or encumbered, whether voluntarily or involuntarily, or by operation of law or otherwise, without Lender’s prior written consent (whether or not the sums owing under this Note become due and payable by acceleration); or from and after the Maturity Date, then at the option of Lender, the interest rate applicable to the then outstanding principal balance of this Note shall be the Alternate Rate.

3 ESTABLISHMENT OF FIXED RATES.Lender shall automatically establish each Fixed Rate at the commencement of each Fixed Rate Period.

4 TAXES, REGULATORY COSTS AND RESERVE PERCENTAGES. Upon Lender’s demand, Borrower shall pay to Lender, in addition to all other amounts which may be, or become, due and payable under this Note and Loan Documents, any and all Taxes and Regulatory Costs, to the extent they are not internalized by calculation of a Fixed Rate. Further, at Lender’s option, the Fixed Rate shall be automatically adjusted by adjusting the Reserve Percentage, as determined by Lender in its prudent banking judgment, from the date of imposition (or subsequent date selected by Lender) of any such Regulatory Costs. Lender shall give Borrower notice of any Taxes and Regulatory Costs as soon as practicable after their occurrence, but Borrower shall be liable for any Taxes and Regulatory Costs regardless of whether or when notice is so given.

5FIXED RATE PRICE ADJUSTMENT. Borrower acknowledges that prepayment or acceleration of a Fixed Rate Portion during a Fixed Rate Period shall result in Lender’s incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, on the date a Fixed Rate Portion is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise (“Price Adjustment Date”), Borrower will pay Lender (in addition to all other sums then owing to Lender) an amount (“Fixed Rate

Price Adjustment”) equal to the then present value of (a) the amount of interest that would have accrued on the Fixed Rate Portion for the remainder of the Fixed Rate Period at the Fixed Rate set on the Fixed Rate Commencement Date, less (b) the amount of interest that would accrue on the same Fixed Rate Portion for the same period if the Fixed Rate were set on the Price Adjustment Date at the Applicable LIBO Rate in effect on the Price Adjustment Date. The present value shall be calculated by using as a discount rate the LIBO Rate quoted on the Price Adjustment Date.

By initialing this provision where indicated below, Borrower confirms that Lender’s agreement to make the loan evidenced by this Note at the interest rates and on the other terms set forth herein and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Borrower, for this agreement.

BORROWER’S INITIALS: /s/ HLS

6PURCHASE, SALE AND MATCHING OF FUNDS.Borrower understands, agrees and acknowledges the following: (a) Lender has no obligation to purchase, sell and/or match funds in connection with the use of a LIBO Rate as a basis for calculating a Fixed Rate or Fixed Rate Price Adjustment; (b) a LIBO Rate is used merely as a reference in determining a Fixed Rate and Fixed Rate Price Adjustment; and (c) Borrower has accepted a LIBO Rate as a reasonable and fair basis for calculating a Fixed Rate and a Fixed Rate Price Adjustment. Borrower further agrees to pay the Fixed Rate Price Adjustment, Taxes and Regulatory Costs, if any, whether or not Lender elects to purchase, sell and/or match funds.

7MISCELLANEOUS.As used in this Exhibit, the plural shall mean the singular and the singular shall mean the plural as the context requires. Addresses for the Fixed Rate Notice shall be the same as those for notices under the Loan Agreement executed in connection with this Note.

This Agreement is executed concurrently with and as part of this Note referred to and described first above.

                  “BORROWER”

REGAN HOLDING CORP, a California corporation

By: /s/ H. Lynn Stafford

Title: Chief Information Officer